UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2023

INTELGENX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6420 Abrams
 St- Laurent, Quebec, Canada H4S 1Y2
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value	IGXT	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

IntelGenx Technologies Corp. (the "Company") announced that on April 13, 2023, Horst G. Zerbe resigned from his position as chief executive officer ("CEO") of the Company.  Dr. Zerbe's resignation was not due to any disagreement with the Company on any matters related to the Company's operations, policies, or practices. Dr. Zerbe will continue to serve as Chairman of the Board of Directors and has agreed to remain with the Company as an employee for a period of six months, to assist with a smooth transition.

In connection with Dr. Zerbe's resignation, the Company announced that it appointed Dwight Gorham to succeed as CEO, effective April 13, 2023. Mr. Gorham has an accomplished history of senior leadership success in the life sciences industry. In an executive management career spanning more than three decades, Mr. Gorham most recently served as President and CEO of Pillar 5 Pharma Inc. ("Pillar 5"), a pharmaceutical contract manufacturing organization with a specialty in sterile ophthalmic products. Before joining Pillar 5 in 2015, he served as Senior Vice President and General Manager Global Operations of Pharmascience Inc., a leading Canadian generic drug company with an international presence in over 60 countries.

Under the terms of the employment agreement between IntelGenx Corp. and Dwight Gorham dated April 13, 2023 (the "Employment Agreement"), Mr. Gorham is to be paid an annual base salary of CAN$400,000,000 (the "Base Salary"), and will be granted 4,750,000 options under the Company's 2022 Amended and Restated Stock Option Plan, which will vest equally over the course of two years, subject to Mr. Gorham's continued employment.. He is further entitled to receive an annual bonus of up to 50% of his base salary for meeting certain performance targets.

If Mr. Gorham is terminated for any reason other than for cause, then he shall be entitled to receive a lump sum payment, in an amount equal to Accrued Rights (as defined in the Employment Agreement) up to the date of termination indicated in the Notice of Termination (as defined in the Employment Agreement) and the lesser of the equivalent of eighteen months of the Base Salary, less applicable deductions, or such to the unexpired portion of his fixed term, contingent on a full and mutual release between the Mr. Gorham and IntelGenx Corp. and its subsidiaries and affiliates

The Employment Agreement contains non-competition and non-solicitation provisions for a period of twelve months and twenty-four months, respectively, on termination of the Employment Agreement for whatever reason whether voluntary or involuntary.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Mr. Gorham and any director, executive officer, or nominee as a director or officer of the Company. Mr. Gorham is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the United States Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between IntelGenx Corp. and Dwight Gorham dated April 13, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: April 18, 2023	By: /s/Andre Godin
Andre Godin President and CFO